UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FERRO CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 29, 2013

Dear Fellow Shareholder:

We have been pleased to speak with a number of Ferro shareholders over the past few months and, as always, we have appreciated your insights and input. During our discussions and in our recent letters to you, we have reviewed the value creation strategy developed by your Board and management team and the ways in which all of us at Ferro are collaborating to pursue that strategy and drive value for all shareholders.

Now is the time to act to protect your investment. The Annual Meeting of Shareholders of Ferro Corporation will be held on May 15, 2013 – just a couple of weeks away.

We ask that you please take a moment TODAY to vote “FOR” the Ferro Board’s nominees – Richard C. Brown, Gregory E. Hyland, and Ronald P. Vargo – using the enclosed WHITE proxy card. You may vote by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Your vote is very important!

FERRO’S STRATEGY AND EXECUTION ARE ALREADY GENERATING RESULTS

Since the Board’s decisive actions last fall, the value creation strategy has already begun to generate substantially improved financial results. This is evidenced by Ferro’s strong first quarter 2013 earnings report and increased full year earnings guidance, as well as our recently announced additional cost savings:

Adjusted Earnings Per Share

•	In the first quarter of 2013, adjusted EPS from continuing operations was $0.10, exceeding the guidance range of $0.05 to $0.07 and beating analysts’ average expectations of $0.04

•	Ferro recently increased full year 2013 adjusted EPS guidance to $0.35-$0.40, a 40% and 33% increase from the initial guidance given on February 6, 2013

Cost Savings

•	Over $30 million in cost savings expected for 2013

•	$70 million in aggregate cost savings in 2014, with $85 million worth of identified cost-reduction projects

•	Selling, general, and administrative costs reduced by 15% in the first quarter of 2013 compared to the first quarter of 2012

YOUR BOARD’S NOMINEES HAVE THE RIGHT EXPERIENCE TO LEAD FERRO AND DELIVER

VALUE TO SHAREHOLDERS

The Ferro Board and management team are intensely focused on enhancing shareholder value by divesting non-core businesses, streamlining operations to reduce costs and pursuing high-return growth investments.

As evidenced by Ferro’s recent first-quarter 2013 earnings, Ferro’s Board is guiding the Company through meaningful, measurable execution of the value creation strategy, which already is driving increased shareholder returns. Moreover, your Board’s recognition of the importance of balancing historical knowledge and experience with fresh, new perspectives is reflected in the Board’s composition. Five of the nine current independent directors, along with our newly appointed CEO and President, Peter Thomas, have joined the Board within the past four years. These members bring new perspectives, experience, and skills, complementing the historical knowledge and continuity of leadership of the Board as a whole. Below is a tally sheet reflecting your Board’s experience:

Director	Independent	CEO/CFO	International	Chemicals & Materials	Accounting & Legal	M&A
Peter Thomas		✓	✓	✓		✓
Sandra Austin	✓	✓				✓
Richard Brown	✓	✓	✓	✓		✓
Richard Hipple	✓	✓	✓	✓		✓
Jennie Hwang	✓	✓	✓	✓		✓
Gregory Hyland	✓	✓	✓	✓		✓
Peter Kong	✓		✓	✓		✓
William Lawrence	✓			✓	✓	✓
Timothy Pistell	✓	✓	✓	✓	✓	✓
Ronald Vargo	✓	✓	✓	✓	✓	✓

THE FRONTFOUR GROUP HAS NO PLAN TO IMPROVE OPERATIONS, AND IS PUSHING FOR

ACCEPTANCE OF A LOW-BALL PROPOSAL

TO ACQUIRE YOUR COMPANY

Given the positive earnings achieved by Ferro in the first quarter of 2013, it is unfortunate that a group of short-term shareholders – the FrontFour Capital Group and Quinpario Partners (the “FrontFour Group”) – is seeking to elect a slate of self-interested nominees with an agenda to undermine our value creation strategy. The FrontFour Group’s stated agenda is to press for the sale of your company, turning a quick profit for themselves without regard to the impact on long-term Ferro investors. This agenda threatens to derail the Board and management team’s successful execution against the value creation strategy and the important progress Ferro has made in the past six months.

•

The FrontFour Group has disclosed no specific plan to improve Ferro’s financial and operational performance. Instead, it continues to claim credit for actions that Ferro initiated months before the FrontFour Group appeared on the scene.

Inexplicably, the FrontFour Group claims that initiatives undertaken as part of Ferro’s value creation plan – including the sales of our solar pastes and pharmaceuticals businesses – represent your Board’s reaction to a letter from the FrontFour Group dated January 23, 2013. This is nonsense.

Our value creation strategy was announced in October 2012. We said then that we would be cutting expenses and exploring strategic alternatives for our solar pastes business. In fact, by November 2012, we were identifying additional cost savings and had already entered into negotiations with the buyer of the solar pastes assets. We also by then were already in negotiations with the buyer of the pharmaceuticals business. Whatever self-serving version of events the FrontFour Group might present, the fact is that those initiatives were well underway BEFORE the FrontFour Group’s January 2013 letter. For the FrontFour Group now to claim credit for those initiatives is disingenuous.

Don’t let the FrontFour Group deceive you. It does not understand Ferro’s businesses and has no plans to generate value. That’s why the best that it can do is try to claim credit for the strategy your Board and management team already produced and are executing on with success.

•	The FrontFour Group is focused on its own interests, not those of all Ferro shareholders.

While none of the three FrontFour Group nominees have proposed a plan for or demonstrated a commitment to adding value for all Ferro shareholders, particular caution is warranted regarding Mr. Quinn, whose actions and statements are inconsistent and self-serving.

Mr. Quinn was a candidate for Ferro’s CEO position in December 2012. He interviewed with Ferro’s executive-search advisors on December 18, 2012. On the same day, Mr. Quinn’s hedge fund, Quinpario Partners, executed its first-ever trade in Ferro stock, buying 300,000 shares. We find the timing of this purchase highly irregular, especially if the trade occurred after the interview. Further, Quinpario sold those 300,000 shares on January 7, 2013, taking what might be viewed as a short-swing profit while Mr. Quinn was still a CEO candidate.

Having one’s hedge fund make such trades while seeking the top leadership position at the very same public company could create the appearance of impropriety. These actions strike us as a triumph of self-interest over prudent judgment.

Furthermore, Mr. Quinn contends that he advocates for good governance. In fact, in our CEO search process, he sought special treatment for himself, seeking to circumvent the thorough and fair process established for vetting CEO candidates. He contended that that process could be pushed aside, because (as he put it) he was “uniquely qualified” for the position. In an email to Ferro’s executive-search advisors on December 20, 2012, Mr. Quinn stated:

“I have several things in the hopper currently and...I do not have much of a desire to be part of a typical search process...”

We find it interesting that the FrontFour Group launched its proxy contest the day after Mr. Quinn learned that he was no longer under consideration for the post.

A leading proxy advisory firm also has expressed concern about Mr. Quinn’s governance practices. In 2009, when Mr. Quinn served as a director of Tecumseh Products Co., proxy advisory firm Glass-Lewis stated that:

“[We] believe that shareholders and the Company would benefit from the removal of Mr. Quinn from the board . . . [Mr. Quinn’s removal] will send a firm message to the remaining members of the board.”

Also contrary to the illusion he seeks to create, Mr. Quinn failed to achieve even market-level performance as the leader of a public company. Mr. Quinn holds himself out as having a record of value creation during his tenure as CEO of Solutia, selectively using as a starting point the stock market lows of 2009. What Mr. Quinn fails to tell you is that the period was selected because it provides the illusion of outperformance. The truth is, beginning with Solutia’s public listing and exit from bankruptcy on February 28, 2008, until January 26, 2012, the day prior to the announcement of the sale of Solutia to Eastman, Solutia significantly underperformed its peers. For this period - virtually the entirety of Solutia’s existence as a public company under Mr. Quinn’s leadership - Solutia’s 14.1% share price performance was less than half of the 33.9% return generated by its peers1.

The FrontFour Group also has repeatedly criticized Ferro’s involvement in the solar pastes business, a business that Ferro had been in for many years, contending that Ferro should have taken “decisive action” to sell the business unit in early 2011.

But just the year before, in March 2010, Mr. Quinn caused Solutia to spend hundreds of millions of dollars to acquire a solar-energy business of its own, Etimex Solar. At that time, Mr. Quinn was effusive about the potential of the solar-energy sector, saying:

“Renewable energy is an acknowledged source of long-term growth…I am extremely excited about Etimex Solar and the role it will play in Solutia’s future success.”

[1]	The Solutia peer group is comprised of mid-cap specialty chemicals companies including: Albemarle, Ashland, Cabot, Chemtura, Cytec, FMC, HB Fuller, Rockwood, RPM, and Valspar; Source: Bloomberg

Now that it suits his purposes to change his tune, Mr. Quinn and his colleagues in the FrontFour Group contend that Ferro should have been exiting the solar-energy sector at the very time that Mr. Quinn was paying a premium to get into it.

•	The FrontFour Group backs A. Schulman’s unsolicited and inadequate proposal to acquire Ferro.

The FrontFour Group consists of hedge funds and their managers, a group whose interests are not aligned with those of other Ferro shareholders. Indeed, the FrontFour Group continues to push for a sale of your company to A. Schulman, based on A. Schulman’s low-ball $6.50 proposal. Bear in mind that, under the proposal, half of the $6.50 that Ferro shareholders would receive in the transaction would be in the form of A. Schulman shares.

The divergence of interests between the FrontFour Group and Ferro’s other shareholders is apparent from the FrontFour Group’s continued support of such a transaction even though Ferro’s earnings results, earnings expectations, and share price have grown stronger, while A. Schulman’s have weakened. Indeed, since February 13, 2013, when A. Schulman made its proposal, A. Schulman’s share price has declined by 22.9%2. Had your Board accepted the proposal, the value of your investment would have eroded considerably along with the value of the A. Schulman shares you would have received.

It is clear that, despite its supposed interest in the “future of Ferro,” what the FrontFour Group is really considering is its short-term investment. Having seen the value of its investment in Ferro shares rise by approximately over 76% in a few short months, we believe the FrontFour Group’s goal is to liquidate its stake by forcing Ferro into a fire sale of your Company to A. Schulman. The management team and Board should not be diverted from the focused execution of our value creation strategy by a low-ball proposal. The better course is to support the value creation strategy, which already has begun to generate enhanced value for all shareholders.

Consider who stands to gain the most from your vote: ALL Ferro shareholders or a short-term-focused hedge fund out to sell your company on the cheap? PLEASE VOTE THE WHITE CARD TODAY.

FERRO’S BOARD CONDUCTED A THOROUGH REVIEW OF A. SCHULMAN’S PROPOSAL

AND DETERMINED IT IS NOT IN YOUR BEST INTEREST

A great deal of misinformation has arisen regarding Ferro’s response to the A. Schulman proposal, misinformation that the FrontFour Group has helped to spread. We want to set the record straight. Here are the facts leading to the Board’s determination that A. Schulman’s unsolicited proposal of $6.50 per share is inadequate.

•

Joseph Gingo, A. Schulman’s CEO, requested to meet with Peter Thomas, then Ferro’s Interim CEO, on December 7, 2012. At the meeting, Mr. Gingo expressed that A. Schulman had an interest in acquiring Ferro.

[2]	As of the market close on April 26, 2013, the last trading day prior to the mailing of this letter.

•

Even though no specific proposal had been made, Ferro’s Board of Directors, with assistance from the Company’s independent advisors, analyzed on its own initiative a potential combination of the two companies. The Board’s conclusion following that analysis was that Ferro’s value creation strategy presented a better value proposition for Ferro shareholders.

•	Almost two months later, on January 28, 2013, Mr. Gingo called Mr. Lawrence requesting an in-person meeting.

•

Mr. Lawrence and Mr. Gingo met in person on February 13, 2013. At that meeting, Mr. Gingo provided a letter outlining, at a high level, a combination with Ferro at $6.50 per share, half in cash and half in A. Schulman stock.

•

At that meeting, Mr. Gingo also pressed Mr. Lawrence to arrange a quick response to the proposal, but Mr. Lawrence informed Mr. Gingo that the Ferro Board would need adequate time to properly consider the proposal, in consultation with its independent advisors.

•

On February 26, 2013, following a second review of a potential combination with its independent advisors, specifically reviewing the $6.50 per share proposal, Ferro notified A. Schulman that it did not believe the proposal was in the best interest of Ferro’s shareholders.

•	On March 4, 2013, A. Schulman publicly announced the proposal that A. Schulman had previously made and that Ferro had previously rejected.

As the facts show, your Board carefully considered the A. Schulman proposal. Simply put, A. Schulman’s $6.50 proposal was not then and is not now in the best interests of Ferro’s shareholders.

Your company is executing on a value creation strategy that we believe will deliver greater value to Ferro shareholders. In fact, your company has been strengthening its performance, reporting higher than expected first-quarter earnings and raising its 2013 earnings guidance, while A. Schulman has stumbled, missing analyst estimates and its own first-quarter guidance and lowering its earnings forecast for 2013. Your Board carefully analyzed the A. Schulman proposal and then stood firm, despite repeated criticism from the FrontFour Group, and refused to negotiate a low-ball sale to a stumbling A. Schulman.

SUPPORT THE BOARD THAT IS COMMITTED TO SERVING THE INTERESTS OF ALL FERRO

SHAREHOLDERS – PLEASE VOTE THE WHITE PROXY CARD TODAY

The value of your Ferro investment is at stake. We urge you to vote today by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

We thank you for your continued support of Ferro.

Sincerely,

The Ferro Board of Directors

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the WHITE proxy card,

or need additional assistance, please contact the firm

assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT

We urge you NOT to sign any Green proxy card sent to you by the FrontFour Group, even as a protest vote. If you have previously submitted a Green proxy card, you can revoke that proxy by using the enclosed WHITE proxy card to vote by telephone or by Internet, or by simply signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

Reconciliation of Reported Income/Loss to Adjusted

EBITDA

(Dollars in thousands)

	For the Three Months Ended:
	31-Mar-12	31-Dec-12	31-Mar-13
Net Income Attributable to Ferro Corporation	$4	($63)	$1
Loss (Income) from Discontinued Operations	(1)	(1)	8
Add:
Interest Expense	6	7	7
Income Tax Expense	3	(4)	1
Depreciation & Amortization	13	16	12
Charges	3	59	3
Other		(3)

Adjusted EBITDA	$28	$11	$32

Reconciliation of Reported Income/Loss to Adjusted Income/Loss

Three Months Ended March 31, 2013

(Dollars in thousands, except per share amounts)

	For the Three Months Ended:
	March 31, 2012		December 31, 2012		March 31, 2013
	Net Income	EPS	Net Income	EPS	Net Income	EPS
As Reported ($000)	$3,846	$0.04	($63,876)	($0.74)	$883	$0.01
Special Items:
Restructuring	$199	—	$3,576	$0.04	$6,051	$0.07
Discontinued Operations	(707)	(0.01)	371	—	8,421	0.10
Taxes [1]	623	0.01	20,205	0.23	(2,569)	(0.03)
Pension [2]	—	—	17,432	0.20	—	—
Noncontrolling Interest	—	—	—	—	(394)	—
Other [3]	1,576	0.02	16,951	0.20	(4,057)	(0.05)

Total Special Items	$1,691	$0.02	$58,535	$0.67	$7,452	$0.09

As Adjusted	$5,537	$0.06	($5,341)	($0.07)	$8,335	$0.10

Net Income = Net income attributable to common shareholders

EPS = Diluted earnings per share

Notes

1	Adjustment of reported earning and of special items to a normalized 36% rate.
2	Pension and other postretirement benefits mark-to-market adjustment of related net liabilities
3	Includes gain/loss on divestitures, certain severance costs, impairments, ongoing costs at facilities that have been idled, and certain business development activities.